EXHIBIT 99.1

News Release
TANGER REPORTS THIRD QUARTER 2016 RESULTS
Raises 2016 Guidance for Net Income, FFO, AFFO, and Same Center NOI
Net Income Available to Common Shareholders Increases 56.5%
AFFO Available to Common Shareholders Increases 5.1%
Converts $525 million of Outstanding Debt from Floating to Fixed Rates During 2016

Greensboro, NC, October 25, 2016, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported net income available to common shareholders for the three months ended September 30, 2016 increased 56.5% to $0.72 per share, or $68.5 million, from $0.46 per share, or $43.6 million, for the three months ended September 30, 2015. Net income available to common shareholders for the nine months ended September 30, 2016 increased 63.0% to $1.76 per share, or $168.0 million, from $1.08 per share, or $101.9 million, for the nine months ended September 30, 2015.

Net income for the three and nine months ended September 30, 2016 was positively impacted by a $46.3 million gain on our previously held joint venture interest related to the acquisition of our partner's ownership interest in Tanger Outlets Savannah, and for the nine months ended September 30, 2016 was also positively impacted by a $49.3 million gain on our previously held joint venture interest related to the acquisition of our partners' ownership interests in Tanger Outlets Westgate in June 2016 and a $4.9 million gain recognized on the sale of the Company's outlet center located in Fort Myers, Florida in January 2016. Net income for the three and nine months ended September 30, 2015 was positively impacted by a $20.2 million gain on the sale of four outlet centers in September 2015, and for the nine months ended September 30, 2015 was was also positively impacted by a $13.7 million gain on the sale of the Company's 50% ownership interest in the Wisconsin Dells, Wisconsin joint venture in February 2015.

Adjusted funds from operations ("AFFO") available to common shareholders for the three months ended September 30, 2016 increased 5.1% to $0.62 per share, or $62.3 million, from $0.59 per share, or $59.4 million, for the three months ended September 30, 2015. For the nine months ended September 30, 2016, AFFO available to common shareholders increased 7.3% to $1.76 per share, or $177.5 million, from $1.64 per share, or $163.3 million, for the nine months ended September 30, 2015. Funds from operations ("FFO") and AFFO are widely accepted supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release. Net income, FFO and AFFO per share are on a diluted basis.

"During the first nine months of 2016, we continued to deliver strong internal growth, extending our record to 52 consecutive quarters, or 13 years, of consolidated portfolio same center net operating growth, and posting a year-to-date consolidated portfolio average rent spread of 20.0%. On the external growth front, we are excited to have recently broken ground on two development projects that we plan to open next year," commented Steven B. Tanger, President & Chief Executive Officer. "Our balance sheet remains a fortress. Since the end of the second quarter, we have raised $350 million of new ten-year unsecured, interest-only debt at a low fixed coupon of 3.125%. During 2016, we have converted $525 million of our debt from floating to fixed rates." he added.

Recent Highlights

•	Same Center NOI for the consolidated portfolio increased 3.6% during the first nine months of 2016, on top of a 3.9% increase for the nine months of 2015

•
Blended average base rental rates on space renewed and released throughout the consolidated portfolio increased 20.0% during the first nine months of 2016, on top of a 24.5% increase for the first nine months of 2015

•	Consolidated portfolio occupancy rate was 97.4% as of September 30, 2016, compared to 97.2% at September 30, 2015 and 96.9% at June 30, 2016

•	Average tenant sales for the consolidated portfolio were $390 per square foot for the trailing twelve months ended September 30, 2016

•	Excluding eight centers negatively impacted by Hurricane Hermine or severe flooding in Louisiana, average tenant sales for the trailing twelve months ended September 30, 2016 were stable.

•	Debt-to-total market capitalization ratio was 30% as of September 30, 2016, compared to 32% as of September 30, 2015

•	Acquired partner's ownership interest in Tanger Outlets Savannah, increasing the Company's legal ownership interest to 100%

•	Commenced construction of a new Tanger Outlet Center in Fort Worth, Texas and a major expansion of the Tanger Outlets Center in Lancaster, Pennsylvania, which are both expected to open in 2017

•	Continued construction of a new Tanger Outlet Center in Daytona Beach, Florida, currently scheduled to open in November 2016

•
On August 8, 2016, completed a public offering of $250 million of 3.125% unsecured senior notes due September 2026, priced at 99.605% of par to yield 3.171% to maturity and netting proceeds of approximately $246.7 million

•
On August 8, 2016, repaid the floating rate mortgage loan secured by the Westgate property, which had an outstanding balance of $62.0 million, bore interest at 175 basis points over LIBOR and matured in June of 2017

•
On September 28, 2016, repaid the floating rate mortgage loan secured by the Savannah center, which had an outstanding balance of $98.0 million, bore interest at 165 basis points over LIBOR and had an initial maturity date of May of 2017

•
On October 13, 2016, completed a public offering of an additional $100 million under the 3.125% unsecured senior note series due September 2026, priced at 98.962% of par to yield 3.248% to maturity and netting proceeds of approximately $97.8 million

•	Interest coverage ratio for the quarter was 4.48 times, compared to 4.68 for the third quarter of 2015

Core Portfolio Drives Operating Results
During the nine months ended September 30, 2016, Tanger executed 344 leases totaling 1,424,000 square feet throughout its consolidated portfolio with a 20.0% increase in average base rental rates, on top of a 24.5% increase for the nine months ended September 30, 2015. Lease renewals accounted for approximately 1,056,000 square feet, which generated a 16.7% increase in average base rental rates. As of September 30, 2016, Tanger had leases executed or in process for 81% of the consolidated portfolio space scheduled to expire by year-end, compared to 79% as of September 30, 2015. Re-tenanted space accounted for the remaining 368,000 square feet, with an increase in average base rental rates of 28.4%.

Same Center NOI for the consolidated portfolio increased for the 52nd consecutive quarter, by 2.6% for the three months ended September 30, 2016, on top of a 3.3% increase for the three months ended September 30, 2015. For the nine months ended September 30, 2016, Same Center NOI increased 3.6% for the consolidated portfolio, on top of a 3.9% increase for the nine months ended September 30, 2015. Portfolio NOI for the consolidated portfolio increased 7.1% and 6.9% for the three and nine months ended September 30, 2016, respectively, compared to the same periods of 2015. Same Center NOI and Portfolio NOI for the consolidated portfolio exclude lease termination fees, which for the three months ended September 30, 2016 and September 30, 2015 totaled $1.5 million and $1.6 million, respectively, and for the nine months ended September 30, 2016 and September 30, 2015 totaled $3.5 million and $4.4 million, respectively.

Same Center NOI and Portfolio NOI are supplemental non-GAAP financial measures of our operating performance. Complete definitions of Same Center NOI and Portfolio NOI and a reconciliation to the nearest comparable GAAP measure are included in this release.

Approximately 20% of Tanger's consolidated portfolio was affected by major weather events during the third quarter of 2016. In August, the Company's center in Gonzales, Louisiana was closed all or part of six consecutive days due to severe flooding in the region and mandatory curfews that were subsequently imposed. In September, Hurricane Hermine negatively impacted Tanger's centers in Charleston, South Carolina; Hilton Head, South Carolina (two centers); Myrtle Beach, South Carolina (two centers); Nags Head, North Carolina; and Savannah, Georgia. With price deflation prevalent in the apparel industry, consolidated portfolio average tenant sales excluding these eight centers were stable at $395 per square foot for the trailing twelve months ended September 30, 2016 compared to the trailing twelve months ended September 30, 2015. Including these centers, consolidated portfolio average tenant sales for the trailing twelve months ended September 30, 2016 decreased 1% to $390 per square foot. Sales include stabilized outlet centers and are based on all reporting retailers leasing stores less than 20,000 square feet in size which have occupied such stores for a minimum of twelve months.

As of September 30, 2016, the Company's consolidated portfolio was 97.4% occupied, compared to 97.2% at September 30, 2015 and 96.9% as of June 30, 2016. During the third quarter, 12 stores totaling approximately 41,000 square feet closed within Tanger's consolidated portfolio related to the bankruptcies of Aeropostale and PacSun, and to the closure of all of Joseph A. Bank's stores, bringing the total space recaptured within the Company's consolidated portfolio related to bankruptcies and brand-wide store closures to 60,000 square feet for the nine months ended September 30, 2016. Currently Tanger expects to recapture 34,000 additional square feet during the fourth quarter, which would bring the 2016 total space recaptured related to bankruptcies and brand-wide store closures to 94,000 square feet, compared to approximately 157,000 square feet in 2015 and 38,000 square feet in 2014.
Investment Activities Provide Potential Future Growth
Grand opening of the newest Tanger Outlet Center is scheduled for November 18, 2016 in Daytona Beach, Florida. The 352,000 square foot wholly-owned center will feature over 80 brand name and designer outlet stores and is expected to open approximately 95% leased. The Daytona Beach center, together with the Columbus, Ohio center that opened 95% leased in June, represent a combined total investment for projects opening in 2016 of approximately $184.9 million, with an expected weighted average stabilized yield of approximately 10.3%. Tanger's net capital requirement for these projects is expected to be approximately $137.5 million. As of September 30, 2016, $35.6 million of the Company's expected net equity requirement remained to be funded.
Two additional wholly-owned Tanger projects are currently under construction. The Company closed on the land for its development in Fort Worth, Texas on September 30, 2016 and held the official ground breaking ceremony for the project on October 6, 2016. Currently, Tanger anticipates a holiday 2017 opening for this new 352,000 square foot outlet center. Site work has begun on a major expansion of the Tanger Outlet Center in Lancaster, Pennsylvania. This development will add approximately 123,000 square feet with a planned third quarter 2017 completion date. Combined, these 2017 projects represent a total investment of approximately $138.0 million with an expected weighted average stabilized yield of approximately 9.3%. As of September 30, 2016, $113.8 million of the Company's expected net capital requirement remained to be funded.

Pre-development and pre-leasing efforts are ongoing for other projects in the Company's shadow pipeline of new development opportunities. Land acquisition and commencement of construction for these projects is contingent on Tanger achieving its minimum pre-leasing threshold and securing the required entitlements.
As previously announced, the Company acquired its partner's ownership interest in the Tanger Outlet Center located in the greater Savannah, Georgia market on August 12, 2016, increasing its ownership interest to 100%. Serving the Savannah market since April 2015, Tanger Outlets Savannah is an upscale outlet shopping destination in Pooler, Georgia featuring more than 90 brand name and designer outlet stores. The property was 99% occupied on September 30, 2016 and is currently undergoing a second expansion to accommodate retailer demand for space.
The joint venture distributed all outparcels and $15.0 million in cash consideration to Tanger's partner in exchange for its ownership interest. Tanger contributed the $15.0 million in cash consideration to the joint venture, which it funded with borrowings under its unsecured lines of credit. At closing, there was a mortgage loan in place, which was secured by the property and had an outstanding balance of $96.9 million. The transaction valued the outlet center at approximately $197.0 million, or a capitalization rate of approximately 5.9% based on Tanger's 2017 forecasted property level net operating income, which excludes lease termination fees and non-cash adjustments including straight-line and net above and below market rent amortization.
Prior to this transaction, Tanger owned a 50% legal interest in the joint venture since its formation and accounted for it under the equity method of accounting.  However, due to preferred equity contributions Tanger made to the joint venture, and the returns earned on those contributions, Tanger's estimated economic interest in the book value of the assets was approximately 98%. Therefore, substantially all of the earnings of the joint venture were recognized by Tanger as equity in earnings of unconsolidated joint ventures. The outlet center is now wholly-owned and, effective as of the acquisition date, is consolidated in the Company's financial results.
Balance Sheet Summary
Since the beginning of 2016, the Company has successfully executed a financing strategy to convert $525 million of debt from floating to fixed interest rates. In addition to reducing floating rate debt exposure, Tanger's most recent financing activity extended the average maturity of debt outstanding from 4.5 years to 6.0 years, increased the unencumbered asset pool from 85% of consolidated square footage to 91%, and increased liquidity from 45% unused line of credit capacity to 81%.
During the quarter, the Company repaid floating rate mortgage loans secured by the recently acquired Westgate and Savannah properties and reduced amounts outstanding under its unsecured, floating rate lines of credit, funded with proceeds from the $250 million public offering of 3.125% unsecured senior notes due September 2026 that Tanger completed on August 8, 2016. As of September 30, 2016, Tanger had a total market capitalization of approximately $5.7 billion including approximately $1.7 billion of debt outstanding, equating to a 30% debt-to-total market capitalization ratio. The Company had $196.0 million outstanding under its $520.0 million in available unsecured lines of credit. For the three months ended September 30, 2016, Tanger maintained an interest coverage ratio of 4.48 times.
Subsequent to the end of the quarter, the Company reopened the senior note series due September 2026 to issue an additional $100 million in 3.125% unsecured senior notes, the proceeds of which were used to pay down balances under Tanger's unsecured, floating rate lines of credit. On a pro-forma basis, as if the $100 million offering had occurred on September 30, 2016, Tanger's floating rate exposure would have been $228 million, representing 13% of total debt outstanding or 4% of total enterprise value, compared to 36% of total debt outstanding, or 12% of total enterprise value at the beginning of 2016.

Earnings Guidance for 2016
Tanger is raising the midpoint of its full year 2016 guidance for net income by $0.465 per share, FFO and AFFO by $0.015 per share, and Same Center NOI growth by 5 basis points. Based on the Company's internal budgeting process, the Company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income, FFO and AFFO for 2016 will be as follows:

For the year ended December 31, 2016:
	Low Range	High Range
Estimated diluted net income per share	$2.02	$2.06
Noncontrolling interest, depreciation and amortization
of real estate assets including noncontrolling interest
share and our share of unconsolidated joint ventures,
gains on sale of real estate, and gain on previously held
interests in acquired joint ventures	0.31	0.31
Estimated diluted FFO per share	$2.33	$2.37
AFFO adjustments per share	0.01	0.01
Estimated diluted AFFO per share	$2.34	$2.38

Additional details regarding Tanger's estimates are as follows:

•	The large increase in net income guidance is primarily due to the gain recognized on the Savannah acquisition during the third quarter

•	Expects 2016 Same Center NOI growth between 3.1% and 3.5% for the consolidated portfolio

•	Reflects the net dilutive impact related to assets sold during 2015 and January 2016 of approximately $0.05 per share for net income and $0.08 per share for FFO

•	Expects average general and administrative expense of approximately $11.4 million to $11.9 million per quarter

•	Expects average management, leasing, and other services income of approximately $1.0 million per quarter

•	Expects weighted average diluted common shares for 2016 of approximately 95.1 million and 100.2 million for earnings per share and FFO per share, respectively

•	Expects the Westgate and Savannah acquisitions combined with the financial activity completed during the third and fourth quarters to be earnings neutral for the fourth quarter

•	The Company does not expect a significant 2016 operating income impact from the Daytona Beach, Florida project opening in November 2016

•
Tanger's estimates do not include the impact of any additional financing activity, the sale of any additional outparcels, properties or joint ventures interests, or the acquisition of any properties or any additional partner joint venture interests

Third Quarter Conference Call

Tanger will host a conference call to discuss its third quarter results for analysts, investors and other interested parties on Wednesday, October 26, 2016, at 2:00 p.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 7901241 to be connected to the Tanger Factory Outlet Centers Third Quarter 2016 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger's web site, investors.tangeroutlets.com. A telephone replay of the call will be available from October 26, 2016 at 5:00 p.m. through November 4, 2016 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 7901241. An online archive of the web cast will also be available through November 4, 2016.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 43 upscale outlet shopping centers and two additional centers currently under construction. Tanger's operating properties are located in 21 states coast to coast and in Canada, totaling approximately 14.7 million square feet leased to over 3,100 stores operated by more than 490 different brand name companies. The Company has more than 35 years experience in the outlet industry. Tanger Outlet Centers continue to attract more than 185 million shoppers annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended September 30, 2016. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income, FFO and AFFO per share, Same Center NOI, general and administrative expenses, income from management, leasing, and other services, tenant sales, and the weighted average diluted common shares and units; the dilutive impact from sales of certain assets; the strength and stability of the Company's balance sheet and its portfolio; plans for new developments; projected openings of current developments and the percentage of space expected to be leased at opening; total costs and equity requirements to complete construction of outlet centers and the expected average stabilized yield; the impact of the Westgate and Savannah acquisitions when combined with the recently executed long-term financing transactions; as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the Company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether the Company's regular evaluation of acquisition and disposition opportunities results in any consummated transactions, and whether or not any such consummated transaction results in an increase or decrease in liquidity, net income or funds from operations, whether projects in our pipeline convert into successful developments, the Company's ability to lease its properties, the Company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the Company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues
Base rentals (a)	$79,569	$75,841	$227,195	$215,799
Percentage rentals	2,995	2,625	7,471	6,896
Expense reimbursements	33,125	30,542	97,121	93,815
Management, leasing and other services	806	1,253	3,259	4,263
Other income	2,642	2,645	6,229	5,795
Total revenues	119,137	112,906	341,275	326,568
Expenses
Property operating	37,442	36,231	110,328	108,921
General and administrative	12,128	11,514	35,368	34,431
Acquisition costs	487	—	487	—
Depreciation and amortization	29,205	28,785	82,078	77,046
Total expenses	79,262	76,530	228,261	220,398
Operating income	39,875	36,376	113,014	106,170
Other income/(expense)
Interest expense	(15,516)	(13,933)	(44,200)	(40,110)
Gain on sale of assets and interests in unconsolidated entities (b)	1,418	20,215	6,305	33,941
Gain on previously held interest in acquired joint ventures	46,258	—	95,516	—
Other nonoperating income (expense)	24	89	378	(98)
Income before equity in earnings of unconsolidated joint ventures	72,059	42,747	171,013	99,903
Equity in earnings of unconsolidated joint ventures	715	3,713	7,680	8,302
Net income	72,774	46,460	178,693	108,205
Noncontrolling interests in Operating Partnership	(3,668)	(2,364)	(9,009)	(5,532)
Noncontrolling interests in other consolidated partnerships	(2)	(21)	(13)	395
Net income attributable to Tanger Factory Outlet Centers, Inc.	69,104	44,075	169,671	103,068
Allocation of earnings to participating securities	(627)	(494)	(1,649)	(1,210)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$68,477	$43,581	$168,022	$101,858

Basic earnings per common share:
Net income	$0.72	$0.46	$1.77	$1.08

Diluted earnings per common share:
Net income	$0.72	$0.46	$1.76	$1.08

a.	Includes straight-line rent and market rent adjustments of $1,102 and $1,213 for the three months ended and $3,346 and $2,959 for the nine months ended September 30, 2016 and 2015, respectively.

b.	Includes gain on the sale of an outparcel of $1.4 million for the three and nine months ended September 30, 2016.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Rental property
Land	$262,240	$240,267
Buildings, improvements and fixtures	2,553,564	2,249,417
Construction in progress	92,937	23,533
	2,908,741	2,513,217
Accumulated depreciation	(792,272)	(748,341)
Total rental property, net	2,116,469	1,764,876
Cash and cash equivalents	25,902	21,558
Restricted cash (a)	2,936	121,306
Investments in unconsolidated joint ventures	170,855	201,083
Deferred lease costs and other intangibles, net	156,496	127,089
Prepaids and other assets	88,261	78,913
Total assets (b)	$2,560,919	$2,314,825

Liabilities and Equity
Liabilities
Debt
Senior, unsecured notes, net	$1,037,073	$789,285
Unsecured term loans, net	322,195	265,832
Mortgages payable, net	172,647	310,587
Unsecured lines of credit, net	192,731	186,220
Total debt (b)	1,724,646	1,551,924
Accounts payable and accrued expenses	78,542	97,396
Deferred financing obligation	—	28,388
Other liabilities	52,079	31,085
Total liabilities	1,855,267	1,708,793
Commitments and contingencies	—	—
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 96,069,262 and 95,880,825 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	961	959
Paid in capital	816,464	806,379
Accumulated distributions in excess of net income	(115,565)	(195,486)
Accumulated other comprehensive loss	(31,618)	(36,715)
Equity attributable to Tanger Factory Outlet Centers, Inc.	670,242	575,137
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	35,250	30,309
Noncontrolling interests in other consolidated partnerships	160	586
Total equity	705,652	606,032
Total liabilities and equity	$2,560,919	$2,314,825

a.	Represents net proceeds from the sale of four properties held by a qualified intermediary.

b.
In accordance with recent accounting guidance, "Simplifying the Presentation of Debt Issuance Costs", our deferred debt origination costs and related accumulated amortization previously recorded in the line item “deferred debt origination costs, net” have been reclassified from assets to the respective debt line items within the liabilities section in the consolidated balance sheet as of December 31, 2015. The reclassification decreased previously reported total assets and total liabilities by $11.9 million.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CENTER INFORMATION
(Unaudited)

	September 30,
	2016	2015
Gross leasable area open at end of period (in thousands)-
Consolidated	12,361	11,568
Partially owned - unconsolidated	2,348	2,750

Outlet centers in operation at end of period -
Consolidated	35	34
Partially owned - unconsolidated	8	9

States operated in at end of period (1)	21	21
Occupancy at end of period (1), (2)	97.4%	97.2%

(1)	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.

(2)	Excludes the occupancy rate at our Foxwoods and Southaven centers which opened during the second and fourth quarters of 2015, respectively, and have not yet stabilized.

NON-GAAP SUPPLEMENTAL MEASURES

Funds From Operations

Funds From Operations ("FFO") is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"), of which we are a member. FFO represents net income (loss) (computed in accordance with GAAP) before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations ("AFFO"), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

•	FFO, which includes discontinued operations, may not be indicative of our ongoing operations; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

Adjusted Funds From Operations

We present AFFO, as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management's performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

AFFO has limitations as an analytical tool. Some of these limitations are:

•	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	AFFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;

•	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

Portfolio Net Operating Income and Same Center NOI

We present portfolio net operating income ("Portfolio NOI") and Same Center NOI as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTAL MEASURES
(in thousands, except per share)
(Unaudited)

Below is a reconciliation of net income to FFO and AFFO:

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income	$72,774	$46,460	$178,693	$108,205
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	28,850	28,428	80,992	75,984
Depreciation and amortization of real estate assets - unconsolidated joint ventures	4,325	5,411	15,472	14,525
Impairment charges - unconsolidated joint ventures	2,919	—	2,919	—
Gain on sale of assets and interests in unconsolidated entities	—	(20,215)	(4,887)	(33,941)
Gain on previously held interest in acquired joint ventures	(46,258)	—	(95,516)	—
FFO	62,610	60,084	177,673	164,773
FFO attributable to noncontrolling interests in other consolidated partnerships	(3)	(45)	(62)	325
Allocation of earnings to participating securities	(539)	(640)	(1,675)	(1,783)
FFO available to common shareholders (1)	$62,068	$59,399	$175,936	$163,315
As further adjusted for:
Director and officer compensation upon termination of service (2)	887	—	1,180	—
Acquisition costs	487	—	487	—
Demolition costs	259	—	441	—
Gain on sale of outparcel	(1,418)	—	(1,418)	—
Write-off of debt discount due to repayment of debt prior to maturity (3)	—	—	882	—
Impact of above adjustments to the allocation of earnings to participating securities	(2)	—	(15)	—
AFFO available to common shareholders (1)	$62,281	$59,399	$177,493	$163,315
FFO available to common shareholders per share - diluted (1)	$0.62	$0.59	$1.75	$1.64
AFFO available to common shareholders per share - diluted (1)	$0.62	$0.59	$1.76	$1.64

Weighted Average Shares
Basic weighted average common shares	95,156	94,746	95,075	94,675
Effect of notional units	426	—	393	—
Effect of outstanding options and restricted common shares	90	53	68	62
Diluted weighted average common shares (for earnings per share computations)	95,672	94,799	95,536	94,737
Exchangeable operating partnership units	5,053	5,078	5,053	5,078
Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	100,725	99,877	100,589	99,815

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

(2)
Represents the accelerated vesting of restricted shares due to the death of a director in February 2016 and cash severance and accelerated vesting of restricted shares associated with the departure of an officer in August 2016.

(3)	Due to the January 28, 2016 early repayment of the $150 million mortgage secured by the Deer Park, New York property, which was scheduled to mature August 30, 2018.

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio:

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income	$72,774	$46,460	$178,693	$108,205
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(715)	(3,713)	(7,680)	(8,302)
Interest expense	15,516	13,933	44,200	40,110
Gain on sale of assets and interests in unconsolidated entities	(1,418)	(20,215)	(6,305)	(33,941)
Gain on previously held interest in acquired joint venture	(46,258)	—	(95,516)	—
Other nonoperating (income) expense	(24)	(89)	(378)	98
Depreciation and amortization	29,205	28,785	82,078	77,046
Other non-property (income) expenses	(188)	22	(698)	(998)
Acquisition costs	487	—	487	—
Demolition Costs	259	—	441	—
Corporate general and administrative expenses	12,035	11,458	34,948	34,079
Non-cash adjustments (1)	(967)	(1,077)	(2,938)	(2,548)
Termination rents	(1,450)	(1,585)	(3,491)	(4,421)
Portfolio NOI	79,256	73,979	223,841	209,328
Non-same center NOI (2)	(9,868)	(6,332)	(21,181)	(13,660)
Same Center NOI	$69,388	$67,647	$202,660	$195,668

(1)	Non-cash items include straight-line rent, net above and below market rent amortization and gains or losses on outparcel sales.

(2)
Excluded from Same Center NOI: Foxwoods outlet center, which opened in May of 2015; Grand Rapids outlet center, which opened in July of 2015; Southaven outlet center, which opened in November 2015; Kittery I & II, Tuscola and West Branch outlet centers, which were sold in September 2015; Barstow outlet center, which was sold in October 2015; Fort Myers outlet center, which was sold in January 2016; Glendale outlet center (Westgate), which was acquired in June 2016; and Savannah outlet center, which was acquired in August 2016.